EXHIBIT 2.6

AGREEMENT AND PLAN OF REORGANIZATION

by and among

WeedMaps Media, Inc.,
a Nevada corporation,

and its shareholder

SearchCore, Inc.,
a Nevada corporation,

on the one hand

and

RJM BV,
a Dutch corporation,

on the other hand

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of December 11, 2012, by and among WeedMaps Media, Inc., a Nevada corporation (“WeedMaps”), and SearchCore, Inc., a Nevada corporation, the sole shareholder of WeedMaps (“SearchCore” and, together with WeedMaps, the “Selling Parties”), on the one hand, and RJM BV, a Dutch corporation (“RJM”), on the other hand.  Each of the Selling Parties and RJM shall be referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, SearchCore owns 100% of the issued and outstanding equity interests of WeedMaps (the “WeedMaps Shares”) as set forth in Exhibit A attached hereto;

WHEREAS, SearchCore desires to sell, and RJM desires to buy, the WeedMaps Shares on the terms and conditions set forth herein;

WHEREAS, in connection with and as partial consideration for the sale of the WeedMaps Shares as set forth herein, RJM agrees to assume certain obligations and liabilities of SearchCore.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
ACQUISITION AND SALE OF THE WEEDMAPS SHARES

1.1           Purchase and Sale of WeedMaps Shares.  At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, SearchCore shall sell to RJM, and RJM shall purchase from SearchCore, the WeedMaps Shares.

1.2           Purchase Price.  As consideration for the purchase of the WeedMaps Shares, RJM shall deliver, or cause to be delivered, to SearchCore the following (collectively, the “Purchase Price”):

1.2.1           a Secured Promissory Note in the original principal amount of Three Million Dollars ($3,000,000) (the “Note”), a copy of which is attached hereto as Exhibit B.  The Note shall be secured by certain assets according to the terms of that certain Pledge and Security Agreement of even date herewith, a copy of which is attached hereto as Exhibit C, which shall include all of the assets of WeedMaps, including but not limited to the URL known as www.weedmaps.com;

1.2.2           documents sufficient to SearchCore, in its sole discretion, to transfer all of the obligations that SearchCore owes to Justin Hartfield, an individual (“Hartfield”) arising out of the Global Securities Purchase, Consulting, and Resignation Agreement by and between SearchCore, WeedMaps, and Hartfield dated as of July 31, 2012 to RJM and to release SearchCore from all said obligations thereunder (collectively, the “Hartfield Assignment and Assumption Agreement”), a copy of which is attached hereto as Exhibit D;

1.2.3           documents sufficient to SearchCore, in its sole discretion, to transfer all of the obligations that SearchCore owes Douglas Francis, an individual (“Francis”) arising out of the Global Securities Purchase and Resignation Agreement by and between SearchCore, WeedMaps, and Francis dated as of July 31, 2012 to RJM and to release SearchCore from all said obligations thereunder (collectively, the “Francis Assignment and Assumption Agreement”), a copy of which is attached hereto as Exhibit E;

1.2.4           documents sufficient to SearchCore, in its sole discretion, to transfer all of the obligations that SearchCore owes to Keith Hoerling, an individual (“Hoerling”) arising out of the Global Securities Purchase Agreement by and between SearchCore, WeedMaps, and Hoerling dated August 14, 2012, to RJM and to release SearchCore from all said obligations thereunder (collectively, the “Hoerling Assignment and Assumption Agreement”), a copy of which is attached hereto as Exhibit F;

1.2.5           documents sufficient to SearchCore, in its sole discretion, for RJM to assume all of the obligations of SearchCore under that certain Office Lease Agreement by and between SearchCore (f/k/a General Cannabis, Inc.) and Redstone Plaza, LLC dated January 17, 2011 (the “Lease Assumption”), a copy of which is attached hereto as Exhibit G; and

1.2.6           documents sufficient to SearchCore, in its sole discretion, for RJM to assume all of the obligations of SearchCore under those certain Material Agreements set forth on Schedule 2.1.16 (the “Agreement Assumption”), a copy of which is attached hereto as Exhibit K.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE SELLING PARTIES

2.1           Representations and Warranties of the Selling Parties.  To induce RJM to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows (in each instance where a statement is made as to a Parties’ “Knowledge”, Knowledge shall mean the actual knowledge of the Party):

2.1.1           Authority of Selling Parties; Transfer of WeedMaps Shares.  The Selling Parties, and each of them, have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Schedules and Exhibits attached hereto, constitutes the legal, valid and binding obligation of the Selling Parties.  As of the Closing, SearchCore shall hold title in and to the WeedMaps Shares free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent, other than customary restrictions imposed by the securities laws.

2.1.2           Corporate Existence of WeedMaps.  WeedMaps is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  WeedMaps has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  WeedMaps is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.1.3           Capitalization of WeedMaps.  The capitalization of WeedMaps is set forth in Exhibit A.  No other equity interests of WeedMaps are issued and outstanding.  All of the issued and outstanding equity interests have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable.  There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by WeedMaps which provide for the purchase, issuance or transfer of any equity interest of WeedMaps nor are there any outstanding securities granted or issued by WeedMaps that are convertible into any equity interest of WeedMaps, and none is authorized.  WeedMaps is not obligated or committed to purchase, redeem or otherwise acquire any of its equity.  All presently exercisable voting rights in WeedMaps are vested exclusively in its outstanding shares of common stock, and there are no voting trusts or other voting arrangements with respect to any of WeedMaps’ equity securities.

2.1.4           Subsidiaries.  “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or limited liability company or any other Subsidiary of such corporation or limited liability company owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or limited liability company or any other Subsidiary of such corporation or limited liability company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise.  “Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity.  WeedMaps does not have any Subsidiaries.

2.1.5           Execution of Agreement.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of each of the Selling Parties and no other corporate proceedings or approvals are required on the part of the Selling Parties to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, bylaw, operating agreement, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which the Selling Parties are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of the Selling Parties; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on the Selling Parties or any of their respective actions.

2.1.6           Taxes.

(a) Except as set forth in Schedule 2.1.6, all taxes, assessments, fees, penalties, interest and other governmental charges with respect to WeedMaps which have become due and payable on the date hereof have been paid in full or adequately reserved against by WeedMaps, as applicable (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes);

(b) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against WeedMaps, nor are there any actions, suits, proceedings, investigations or claims now pending against WeedMaps in respect of any tax or assessment, nor are there any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and to the knowledge of WeedMaps there is no basis for the assertion of any additional taxes or assessments against WeedMaps;

(c) SearchCore has filed all 2011 federal and state tax returns for WeedMaps with the appropriate taxing agency, but has not completed all required payments therein.  Copies of the 2011 federal and state tax returns have been provided to RJM;

(d) SearchCore and RJM agree that SearchCore will pay for the preparation of all year 2012 tax returns by an accountant of their choosing, will file said returns within the allowable extension period, and will pay all state and federal income taxes attributable to WeedMaps for the calendar year ended December 31, 2011, and taxes that accrue from revenues generated by WeedMaps through the Closing Date.  SearchCore shall report all of the activities of WeedMaps as part of its 2012 consolidated return to the Internal Revenue Service and shall not presume that WeedMaps will prepare its own return for any 2012 activity;

(e) No audit or other proceeding by any governmental authority is pending or, to the Knowledge of the Selling Parties, threatened with respect to any taxes due from or with respect to WeedMaps, no governmental authority has given written or other notice of any intention to assert any deficiency or claim for additional taxes against WeedMaps, and no claim in writing or otherwise has been made by any governmental authority in a jurisdiction where WeedMaps files tax returns that WeedMaps is or may be subject to taxation by that jurisdiction, and all deficiencies for taxes asserted or assessed in writing against WeedMaps  have been fully and timely paid, settled or properly reflected in the financial statements;

(f) There are no liens for taxes upon the assets or properties of WeedMaps, except for statutory liens for current taxes not yet due;

(g) WeedMaps is not a party to any agreement relating to the sharing, allocation or indemnification of taxes, or any similar agreement, contract or arrangement, or has any liability for taxes of any person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign tax law, as a transferee or successor, by contract, or otherwise;

(h) No power of attorney has been granted by WeedMaps with respect to any matter relating to taxes of WeedMaps, which power of attorney is currently in force; and

(i) WeedMaps has not entered into a transaction that is being accounted for under the installment method of section 453 of the Code or similar provision of state, local or foreign tax law.

2.1.7           Disputes and Litigation.  Except as set forth in Schedule 2.1.7, (a) there is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting WeedMaps, or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the Knowledge of WeedMaps there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to the Knowledge of WeedMaps, there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect WeedMaps, or any of their properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting WeedMaps, or any of their properties, assets or business.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of WeedMaps, or any such person’s heirs, executors or administrators as against WeedMaps.

2.1.8           Compliance with Laws.  Except as set forth in Schedule 2.1.8, to the Knowledge of WeedMaps, WeedMaps has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  WeedMaps has filed all returns, reports and other documents and furnished all information known by WeedMaps to be required or that has been requested by any federal, state, local or foreign governmental agency (excluding tax returns, which are covered by Section 2.1.6) and all such returns, reports, documents and information are, to the Knowledge of WeedMaps, true and complete in all material respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies known by WeedMaps to be required of WeedMaps for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and, to the Knowledge of WeedMaps, sufficient for all activities presently carried on by WeedMaps.

2.1.9           Guaranties.  Other than as set forth in Schedule 2.1.9, WeedMaps has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of WeedMaps.

2.1.10           Books and Records.  WeedMaps keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities.  The minute books of WeedMaps contain records of its shareholder’s and directors’ meetings and of action taken by such shareholders and directors.  The meetings of shareholders and directors referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted.  The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.  Attached hereto as Schedule 2.1.10 are WeedMaps’ unaudited financial statements for the year ended December 31, 2011 and nine months ended September 30, 2012.

2.1.11           Insurance.  Schedule 2.1.11 contains a list of all insurance policies presently in force covering or relating to WeedMaps.

2.1.12           Assets.  All of the material assets of WeedMaps, including cash in bank accounts and certain non-cash assets such as websites are listed on Schedule 2.1.12.  The Parties acknowledge that SearchCore will keep $750,000 in cash from the WeedMaps bank account, and that the balance, which will be at least $500,000, will remain with WeedMaps following the closing of the transactions contemplated by this Agreement.  Except as listed on Schedule 2.1.12, to the best Knowledge of SearchCore, WeedMaps has good and marketable title to all of the assets, properties and rights (including all intellectual property rights) which it owns or holds or purports to own or to hold in connection with the operation of its business, and, to the extent any of the assets, properties or rights of or used by WeedMaps are licensed or leased by WeedMaps, such assets, properties and rights, together with a description of each such license or lease, are identified as such in Schedule 2.1.12.  None of the members, stockholders, nor any affiliate, or member of the respective families, of any of the members or stockholders of the Selling Parties has or claims any right, title or interest in or to any of the intellectual property rights or other assets, properties or rights of WeedMaps.  Except as listed on Schedule 2.1.12, or in the financial statements of WeedMaps, WeedMaps holds all of the assets free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, licenses, sublicenses and encumbrances of any kind, nature or description.  An Assignment of Trademarks is attached hereto as Exhibit I.

2.1.13           Accounts Receivable.  The Selling Parties make no representations or warranties with respect to the collectability of the accounts receivable of WeedMaps.

2.1.14           Domain Names.  As of the Closing, the Selling Parties agree to transfer to WeedMaps all right, title and interest in and to the identified domain names listed on Schedule 2.1.14, including any trademark rights and goodwill associated with the domain name itself and all internet traffic to the domain name and all website content.  An Assignment of Domain Names is attached hereto as Exhibit J.

The Parties acknowledge and agree that SearchCore is not selling the domain name www.generalcannabis.com.  SearchCore hereby grants to RJM a right of first refusal, exercisable for ten (10) business days after delivery of notice thereof, to match the purchase price and terms on the sale of said domain name at any time during the five (5) year period following the Closing.

2.1.15           Brokers or Finders.  None of the Selling Parties has incurred any obligation or liability, contingent or otherwise, for any broker or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or any of the related transactions.

2.1.16           Material Contracts.  Attached as Schedule 2.1.16 is a list of all material contracts of WeedMaps as of the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF RJM

3.1           Representations and Warranties of RJM.  To induce the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, RJM represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1           Authority of RJM.  As of the Closing Date, RJM has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Schedules and Exhibits attached hereto constitutes the legal, valid and binding obligation of RJM.

3.1.2           Corporate Existence of RJM.  RJM is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Isles.  RJM has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  RJM is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3           Execution of Agreement.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of RJM and no other corporate proceedings or approvals are required on the part of RJM to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which RJM is a party or by which it or any of his properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of RJM; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on RJM or any of its actions.

3.1.4           Disputes and Litigation.  Except as set forth in Schedule 3.1.4, (a) there is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting RJM, or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the knowledge of RJM there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to the knowledge of RJM, there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect RJM or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting RJM or any of its properties, assets or business.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of RJM, or any such person’s heirs, executors or administrators as against RJM.

3.1.5           Compliance with Laws.  Except as set forth in Schedule 3.1.5, to the knowledge of RJM, RJM has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  RJM has filed all returns, reports and other documents and furnished all information known by RJM to be required or that has been requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are, to the knowledge of RJM, true and complete in all material respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies known by RJM to be required of RJM for the conduct of its business has been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and, to the knowledge of RJM, sufficient for all activities presently carried on by RJM.

3.1.6           Merger Related.  Following the Closing of the transaction contemplated hereby, until such time as the Note is paid in full, unless the written consent of SearchCore is first obtained (which consent may be withheld in SearchCore’s sole discretion) (i) RJM will continue the historic business of WeedMaps or use a significant portion of WeedMaps’ historic business assets in a business; (ii) RJM will not cause WeedMaps to sell or otherwise dispose of any of the assets of WeedMaps except for dispositions made in the ordinary course of business or transfers to corporations controlled by RJM; (iii) RJM will not cause WeedMaps to issue additional equity interests that exceed ten percent (10%) of the equity interests as of the Closing Date; and (iv) RJM will not liquidate WeedMaps, merge WeedMaps with or into another corporation, or sell or otherwise dispose of the WeedMaps Shares except for transfers to corporations controlled by RJM.

3.1.7           Non-Affiliated Party.  RJM, nor any of its officers, directors, shareholders, members, or owners are, as of the Closing Date, affiliates of any of the Selling Parties.  For purposes of this Section 3.1.8, “affiliate” shall mean any person, directly or indirectly, through one or more intermediaries, that controls, is controlled by or is under common control with any other person.

3.1.8            Brokers or Finders.  RJM has not incurred any obligation or liability, contingent or otherwise, for any broker or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or any of the related transactions.

3.1.9           Access to Information.  RJM hereby acknowledges that it has had the opportunity to meet with and ask questions of management of the Selling Parties and to review the SEC filings of SearchCore.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1           Closing.  The Closing (the “Closing”) shall take place at the offices of SearchCore, 1300 Dove Street, Suite 100, Newport Beach, CA 92660, on December 31, 2012, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

4.2           Deliveries by SearchCore.  At the Closing, SearchCore shall deliver the following:

4.2.1           SearchCore shall deliver to the RJM:

(a)           written confirmation of the approval of the herein described transactions by the Board of Directors and Shareholders of SearchCore;

(b)           acknowledged Note;

(c)           executed Security Agreement;

(d)           executed Hoerling Assignment and Assumption Agreement;

(e)           executed Francis Assignment and Assumption Agreement;

(f)           executed Hartfield Assignment and Assumption Agreement;

(g)           executed Lease Assumption;

(h)           stock certificates representing the WeedMaps Shares, subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, executed or accompanied by a stock power for valid transfer to RJM;

(i)           executed Seller Non-Competition Agreement;

(j)           executed Buyer Non-Competition Agreement;

(k)           executed Agreement Assumption;

(l)           executed Assignment of Trademarks; and

(m)          executed Assignment of Domain Names.

4.2.2           SearchCore shall deliver to Hartfield:

(a)           executed Hartfield Assignment and Assumption Agreement.

4.2.3           SearchCore shall deliver to Francis:

(a)           executed Francis Assignment and Assumption Agreement.

4.2.4           SearchCore shall deliver to Hoerling:

(a)           executed Hoerling Assignment and Assumption Agreement.

4.3           Delivery by WeedMaps.  At the Closing, WeedMaps shall deliver the following:

4.3.1           WeedMaps shall deliver to RJM:

(a)           executed Security Agreement;

(b)           written confirmation of the approval of the herein described transactions by the Board of Directors of WeedMaps;

(c)           executed Assignment of Trademarks;

(d)           executed Assignment of Domain Names;

(e)           executed Buyer Non-Competition Agreement; and

(g)           executed Agreement Assumption.

4.4           Delivery by RJM.  At the Closing, RJM shall deliver the following:

4.4.1           RJM shall deliver to SearchCore:

(a)           written confirmation of the approval of the herein described transactions by the Board of Directors of RJM;

(b)           executed Note;

(c)           executed Security  Agreement;

(d)           executed Hoerling Assignment and Assumption Agreement;

(e)           executed Francis Assignment and Assumption Agreement;

(f)           executed Hartfield Assignment and Assumption Agreement;

(e)           executed Lease Assumption;

(f)           executed Seller Non-Competition Agreement; and

(g)           executed Buyer Non-Competition Agreement.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1           Conditions Precedent.  This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1           The obligation of RJM to pay the Purchase Price shall be subject to the fulfillment (or waiver by RJM), at or prior to the Closing or the applicable delivery date thereof, of the following conditions, which the Selling Parties agree to use their best efforts to cause to be fulfilled:

(a) Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; the Selling Parties shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Consents.  Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Proceedings and Documentation.  All corporate and other proceedings of the Selling Parties in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to RJM and RJM’s counsel, and RJM and RJM’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which RJM is entitled and as may be reasonably requested.

(d) Property Loss.  No portion of WeedMaps’ assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to RJM through the proceeds of applicable insurance or condemnation award.

(e) Consents and Approvals.  All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable RJM to fully operate the business of WeedMaps as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained.  Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(f) Agreements.  All required parties shall have executed the Hartfield Assignment and Assumption Agreement, Francis Assignment and Assumption Agreement, Hoerling Assignment and Assumption Agreement, Seller Non-Competition Agreement with James Pakulis and Brad Nelms, attached hereto as Exhibit H, and the Buyer Non-Competition Agreement attached hereto as Exhibit L, respectively.

(g) Resignations.  James Pakulis and Munjit Johal shall have tendered their resignation as officers and directors of WeedMaps.

(h) Asset Sale.  SearchCore, General Marketing Solutions, Inc., a California corporation and wholly-owned subsidiary of SearchCore (“GMS”), and RJM shall have executed documents acceptable to the parties thereto to sell the assets of GMS to RJM.

5.1.2           The obligation of the Selling Parties to deliver the WeedMaps Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by the Selling Parties), at or prior to the Closing, of the following conditions, which RJM agrees to use his best efforts to cause to be fulfilled:

(a) Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; RJM shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

 (b) Proceedings and Documentation.  All proceedings of RJM in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to the Selling Parties, and their respective counsel, and their respective counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Selling Parties are entitled and as may be reasonably requested.

(c) Agreements.  All required parties shall have executed the Hartfield Assignment and Assumption Agreement, Francis Assignment and Assumption Agreement, Hoerling Assignment and Assumption Agreement, Seller Non-Competition Agreement with James Pakulis and Brad Nelms, attached hereto as Exhibit H, and the Buyer Non-Competition Agreement attached hereto as Exhibit L, respectively.

(d) Asset Sale.  SearchCore, General Marketing Solutions, Inc., a California corporation and wholly-owned subsidiary of SearchCore (“GMS”), and RJM shall have executed documents acceptable to the parties thereto to sell the assets of GMS to RJM.

5.2           Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3           Waiver and Amendment.  Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof.  The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1           To induce RJM to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, the Selling Parties covenant and agree as follows:

6.1.1           Notices and Approvals.  The Selling Parties agree: (a) to give all notices to third parties which may be necessary or reasonably deemed desirable by RJM in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use their best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or reasonably deemed desirable by RJM in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) to use their best efforts to obtain all consents and authorizations of any other third parties necessary or reasonably deemed desirable by RJM in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2           Information for RJM’s Statements and Applications.  At no cost to RJM, the Selling Parties and their employees, accountants and attorneys shall cooperate fully with RJM in the preparation of any statements or applications made by RJM to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish RJM with all information concerning the Selling Parties necessary or reasonably deemed desirable by RJM for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3           Access to Information.  RJM, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of WeedMaps and have full access to all of the books and records of WeedMaps during reasonable business hours with at least 24 hour advance notice.  Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2           Indemnification.

6.2.1           Indemnity of Selling Parties.  RJM agrees to indemnify, defend and hold the Selling Parties, and each and all of their present and former agents, officers, directors, attorneys, and employees, harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by RJM of any representation, warranty, covenant or agreement contained in this Agreement or the schedules and exhibits hereto.  For purposes of Section 6.2, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.  Amounts payable by RJM under this Section shall be paid to the Selling Parties, as appropriate, within ninety (90) days following request therefor from the Selling Parties.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by the Selling Parties under this section unless and until the aggregate amount of all Losses of the Selling Parties in respect thereof shall exceed $50,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

6.2.2           Indemnity of RJM.  The Selling Parties, and each of them, hereby agree to indemnify, defend and hold RJM, and each and all of their present and former agents, officers, directors, attorneys, and employees, harmless from and against any and all Losses arising out of or resulting from the breach by the Selling Parties of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any material contracts or agreements pursuant to Section 2.1.11.  Amounts payable by the Selling Parties, as appropriate, under this Section shall be paid to RJM within ninety (90) days following request therefor from RJM.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by RJM under this Section (i) unless and until the aggregate amount of all Losses of RJM in respect thereof shall exceed $50,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold, or (ii) for any actual or threatened action by any governmental entity, whether federal, state, or local, that might arise as a result of the Selling Parties failure to disclosure said actual or threatened action pursuant to Sections 2.1.11 or 2.1.12 hereof.

6.2.3           Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim.  Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim.  The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail.  The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice.  The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice to the indemnified party of its intention to do so not later than twenty days following notice of the claim to the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice from the indemnifying party; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim.  Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss.  The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation.  Except for fees and expenses for which indemnification is provided pursuant to Section 6.2, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

6.3   Taxes.

6.3.1           RJM shall prepare or cause to be prepared and file or cause to be filed all tax returns for WeedMaps that are filed for periods accruing after the Closing Date.  No Party may amend a tax return filed in accordance with this Agreement by any Party with respect to WeedMaps for a taxable period beginning prior to the Closing Date without the consent of the other Party, not to be unreasonably withheld.  Further, without the consent of SearchCore, RJM shall not amend any tax return filed prior to the Closing Date if such amendment is reasonably expected to either (i) give rise to a breach of Section 2.1.6 or (ii) give rise to a claim for indemnification under Section 6.2.2.  RJM shall permit SearchCore to review and comment on each tax return relating to a pre-Closing tax period or Straddle Period prior to filing and shall not file any such tax return prior to the expiration of the twenty (20) business day period described in the following sentence.  If within twenty (20) business days of their receipt of any tax return relating to a pre-Closing tax period or Straddle Period, SearchCore notifies RJM in writing of any objection regarding such tax return, RJM and SearchCore shall cooperate in good faith to resolve such dispute as promptly as possible.  If RJM and SearchCore are unable to resolve the dispute within twenty (20) business days after receipt of such objection, RJM and SearchCore shall submit for resolution such disputed items to a mutually acceptable certified public accountant (the “Determining CPA”).  The Determining CPA shall within thirty (30) business days following its receipt of the disputed items deliver to RJM and SearchCore a written report setting forth its determination as to such disputed items (and only such disputed items).  The Determining CPA’s determinations shall be conclusive and binding upon the parties thereto for the purposes hereof.  The fees and disbursements of the Determining CPA attributable to matters resolved by the Determining CPA pursuant to this Section 6.3.2 shall be apportioned equally (50/50) between SearchCore, on the one hand, and RJM, on the other hand.  The filing Party under this section shall control any audits, disputes, administrative, judicial or other proceedings related to taxes with respect to which either Party may incur liability hereunder; provided, however that in the event an adverse determination may result in RJM or SearchCore having responsibility to a taxing authority for taxes, each Party shall be entitled to fully participate in that portion of the proceedings relating to the taxes with respect to which it may incur liability hereunder.  For purposes of this section, the term “participation” shall include (i) participation in conferences, meetings or proceedings with any tax authority, the subject matter of which includes an item for which such Party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a Party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

ARTICLE 7
MISCELLANEOUS

7.1           Expenses.  Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2           Notices.  Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by email and overnight courier to the following addresses:

To Selling Parties:	c/o SearchCore, Inc.
1300 Dove Street
Newport Beach, CA 92660
Email: jpakulis@searchcore.com

with a copy to:	The Lebrecht Group, APLC
406 W. South Jordan Parkway
Suite 160
South Jordan, UT 84095
Attn: Brian A. Lebrecht, Esq.
Email: blebrecht@thelebrechtgroup.com

To RJM:	RJM BV
_______________________________
_______________________________
Attn: __________________________
Email: __________________________

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3           Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4           Survival of Representations.  All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5           Incorporated by Reference.  All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6           Remedies Cumulative.  No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7           Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8           Finders’ and Related Fees.  Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9           Governing Law.  This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

7.10         Forum.  Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

7.11         Attorneys’ Fees.  Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12         Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.13         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.14         Confidentiality.  The Parties to this Agreement shall not divulge or appropriate for its or their own use any Confidential Information or Trade Secrets of the other Parties during or after the Closing Date, for as long as the information remains confidential or a Trade Secret.  Notwithstanding the foregoing, this Agreement may be disclosed to third parties if required by law (including the disclosure requirements of the securities laws) or if reasonably necessary to secure consents or approvals to consummate the contemplated transactions.  “Trade Secrets” shall mean any information of Parties (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list or actual or potential customers or suppliers) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  For purposes of this Agreement, “Confidential Information” means any valuable, non-public, competitively sensitive information (other than Trade Secrets) concerning the Parties financial position (including without limitation the financial statements and other information provided or obtained pursuant to this Agreement), results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists and employee lists, and specifically includes the terms of this Agreement; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by the Parties or their affiliates) by others engaged in the same business or activities in which the Parties utilized, developed or otherwise acquired such information.  The Parties agree that, in addition to any other legal remedy available to them, in the event of a breach by a Party of any of the obligations contained in this Section, the non-breaching Party shall have the right to institute for and to obtain a restraining order and an injunction restraining and enjoining such violation without the necessity of posting a bond or providing such other security.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“RJM”	“WeedMaps”

RJM BV,	WeedMaps Media, Inc.,
a Dutch corporation	a Nevada corporation

/s/ Mario Lap	/s/ James Pakulis
By: Mario Lap	By: James Pakulis
Its: President	Its: President

“SearchCore”

SearchCore, Inc.,
a Nevada corporation

/s/ James Pakulis
By: James Pakulis
Its: President and Chief Executive Officer

Schedules:	Exhibits:

Selling Parties Disclosures:

2.1.6 – Taxes
2.1.7 – Disputes and Litigation
2.1.8 – Compliance with Laws
2.1.9 – Guarantees
2.1.10 – Financial Statements
2.1.11 – Insurance
2.1.12 – Assets
2.1.14 – Domain Names
2.1.16 – Material Contracts

RJM Disclosures:

3.1.4 – Disputes and Litigation
3.1.5 – Compliance with Laws

A – WeedMaps Shares
B – Note
C – Pledge and Security Agreement
D – Hartfield Assignment and Assumption Agreement
E – Francis Assignment and Assumption Agreement
F – Hoerling Assignment and Assumption Agreement
G – Lease Assumption
H – Seller Non-Competition Agreement
I – Assignment of Trademarks
J – Assignment of Domain Names
K – Agreement Assumption
L – Buyer Non-Competition Agreement

Exhibit A

WeedMaps Shares

WeedMaps Media, Inc.

Authorized Common Stock:	100,000 shares
Outstanding Common Stock:	100,000 shares

Authorized Preferred Stock:	-0-
Outstanding Preferred Stock:	-0-